MiddleBrook Pharmaceuticals Reports Fourth Quarter and Full Year 2007 Results

             Keflex Product Sales Grow to $10.5 Million in 2007;
     MOXATAG, Company's Lead PULSYS Product, Approved Following Year-end;
              Process to Explore Strategic Alternatives Ongoing

    GERMANTOWN, Md., March 4 /PRNewswire-FirstCall/ -- MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced financial and operational results for the quarter and fiscal year ended December 31, 2007.
    MiddleBrook reported fourth quarter 2007 revenue of $2.9 million, compared to revenue of $3.1 million in the third quarter of 2007 and $1.2 million in the fourth quarter of 2006. Revenue for the full year of 2007 increased to $10.5 million, up 117% from revenue of $4.8 million for the full year of 2006.
    MiddleBrook reported research and development (R&D) expenses in the fourth quarter of $3.5 million, down from third quarter 2007 R&D expenses of $5.5 million and fourth quarter 2006 R&D expenses of $6.3 million. For the full year of 2007, R&D expenses declined to $22.0 million, from $26.0 million in R&D expenses for the full year of 2006.
    Total operating expenses for the fourth quarter of 2007 were $9.8 million, down from $13.2 million in the third quarter of 2007 and $14.9 million in the fourth quarter of 2006. However, total expenses for the full year of 2007 increased slightly to $50.6 million, compared to total expenses of $48.2 million in 2006.
    Net loss was $9.1 million for the fourth quarter, compared to a net loss of $10.1 million in the third quarter of 2007 and a net loss of $13.8 million in the fourth quarter of 2006. Net loss for the full year of 2007 was $42.2 million, compared to a net loss of $42.0 million in the prior year.
    Net loss per share applicable to common stockholders during the fourth quarter of 2007 was ($0.19), compared to a net loss per share of ($0.22) in the prior quarter, and a net loss per share of ($0.44) in the comparable quarter of last year. Net loss per share applicable to common stockholders during the full year of 2007 was ($0.96), down from a net loss per share of ($1.38) in the full year of 2006.
    "Having received FDA approval for MOXATAG and raising more than $20 million in the first quarter of 2008, we believe we are now in a very favorable position to be considering strategic alternatives for the Company," stated Edward M. Rudnic, Ph.D., president and CEO of MiddleBrook. "We intend to work closely with Morgan Stanley over the coming months to drive the strategic process toward a potential transaction having the greatest benefit for our shareholders."

    OPERATIONAL HIGHLIGHTS
    Keflex(R) Capsules (Cephalexin, USP) - Commercialization Update
    During the fourth quarter, MiddleBrook continued the commercialization of its 750 mg strength Keflex capsules through a targeted and dedicated national contract sales force. Based on prescription data from IMS Health, total prescriptions filled for Keflex 750 mg capsules in the fourth quarter of 2007 were 79,628 prescriptions, compared to third quarter 2007 prescriptions of 83,767.

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    MiddleBrook is currently marketing Keflex 750 mg capsules through its sales force of approximately 30 contract sales representatives and three MiddleBrook district sales managers.

    MOXATAG(TM) (amoxicillin extended-release) Tablets Approval - January 23,
2008
    On January 23, 2008, MiddleBrook received U.S. Food and Drug Administration
(FDA) approval of the Company's New Drug Application (NDA) for its once-daily amoxicillin PULSYS(R) product, under the trade name, MOXATAG(TM) (amoxicillin extended-release) Tablets. MOXATAG is approved for the treatment of pharyngitis and/or tonsillitis secondary to Streptococcus pyogenes (strep throat) in adults and pediatric patients 12 years or older.
    MOXATAG is the first and only once-daily aminopenicillin therapy approved by the FDA to treat strep throat. Physicians prescribing MOXATAG would be able to provide their patients the convenience of once-daily dosing while utilizing approximately one-half the amount of amoxicillin currently used. According to prescription data from IMS Health, more than 30 million prescriptions were written for strep throat, pharyngitis and tonsillitis in the U.S. in 2007.

    Keflex Transaction Raises $7.5 Million in Gross Proceeds
    As previously announced, MiddleBrook closed an agreement on November 7, 2007, with Deerfield Management, a healthcare investment fund and one of the Company's largest equity shareholders, raising $7.5 million in cash through the sale of the Company's non-PULSYS Keflex assets, which the Company has the option to repurchase in the future.
    Under the terms of the agreement, the Company received $7.5 million of gross proceeds, less a $0.5 million payment to Deerfield. The Company has the right to repurchase the assets sold in the transaction for a total of $11.0 million prior to year-end 2009. Proceeds from the agreement allowed MiddleBrook to repay in full its outstanding loan facility with Merrill Lynch and eliminate the associated interest and principal payments.

    Equity Financing in January 2008 Raises $21 Million in Gross Proceeds Subsequent to year-end, MiddleBrook closed a private placement of common stock and warrants to institutional investors, resulting in the receipt of $21.0 million in gross proceeds, less approximately $1.1 million in transaction expenses. The transaction included the private placement of 8,750,000 shares of MiddleBrook common stock and five-year warrants to purchase an additional 3,500,000 shares of common stock.
    The Company intends to use the proceeds from the financing to support the manufacture of MOXATAG, and for working capital and general corporate purposes. In addition, the financing is designed to provide the Company with additional financial flexibility in its ongoing strategic discussions.

    Process to Explore Strategic Alternatives Ongoing
    In February 2008, MiddleBrook announced that it engaged Morgan Stanley as its strategic advisor in the Company's ongoing strategic evaluation process. MiddleBrook is evaluating a full range of available strategic alternatives intended to further enhance shareholder value.
    Strategic alternatives the Company may pursue could include, but are not limited to, continued execution of the Company's operating plan, the sale of some or all of the Company's assets, partnering or other collaboration agreements, or a merger or other strategic transaction. There can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions, or that, if completed, any agreements or transactions will be successful or on attractive terms. The Company does not intend to disclose developments with respect to this process unless and until the evaluation of strategic alternatives has been completed.

    FINANCIAL DETAILS
    -- Total revenue, resulting entirely from net Keflex product sales, was $2.9 million in the fourth quarter of 2007, compared to revenue of $3.1 million in the prior quarter, and $1.2 million for the fourth quarter of 2006. Revenue during the full year of 2007 was $10.5 million, up from revenue of $4.8 million during the full year of 2006. Increased product sales in 2007 were mainly attributable to the Company's Keflex 750 mg strength capsules which were launched during the second half of 2006.

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    -- Operating expenses. Research and development expenses, which primarily consist of salaries, stock-based compensation, and related expenses for personnel and the costs the Company's clinical trials and research initiatives, were $3.5 million in the fourth quarter of 2007, down from $5.5 million in the previous quarter and $6.3 million in the fourth quarter of 2006. R&D expenses declined for the full year of 2007 to $22.0 million, compared to $26.0 million in the prior year. Reduced R&D expenses resulted mainly from lower spending on the Company's MOXATAG clinical trial which concluded in 2006.

       Selling, general and administrative (SG&A) expenses totaled $5.6 million in the fourth quarter of 2007, down from $6.5 million in the third quarter of 2007, and $8.3 million in the fourth quarter of 2006. Fourth quarter SG&A costs declined due to lower third-party costs associated with the reduced size of Company's contract sales force. For the full year of 2007, SG&A expenses increased to $26.0 million, from $21.3 million, as the Company incurred a full year of Keflex 750 selling and marketing expenses in 2007, versus incurring such costs only during a portion of 2006.

    -- Other expenses for the fourth quarter of 2007 included a $2.1 million noncash expense for the contractual value of warrants issued to Deerfield Management pursuant to the Keflex transaction in the quarter. There were no such expenses in prior periods.

    -- Net loss for the fourth quarter of 2007 was $9.1 million. This compares to a net loss of $10.1 million in the third quarter of 2007, and $13.8 million in the fourth quarter of 2006. Net loss for the full year of 2007 was $42.2 million, compared to a net loss of $42.0 million for the full year of 2006. The net loss for the three months and full year ended December 31, 2007, was reduced by $0.2 million attributable to the loss from noncontrolling interest in two companies affiliated with Deerfield Management pursuant to the Keflex transaction, resulting from MiddleBrook's consolidation of the two affiliates under Financial Accounting Standards Board Interpretation No. 46 (revised 2003) "Consolidation of Variable Interest Entities."

    -- Net loss per share applicable to common stockholders for the fourth quarter of 2007 was ($0.19), compared to a loss per common share of ($0.22) in the prior quarter and ($0.44) in the fourth quarter of 2006. For the fiscal year of 2007, net loss per share applicable to common stockholders was ($0.96), down from ($1.38) for the fiscal year of 2006.

       Per share figures were computed on the basis of an average of 46.7 million shares outstanding in the fourth quarter of 2007, 46.7 million shares outstanding in the third quarter of 2007, 31.5 million shares outstanding in the fourth quarter of 2006; and 43.8 million shares outstanding for the full year of 2007 and 30.5 million shares outstanding for the full year of 2006.

    -- Cash and marketable securities decreased by $4.0 million during the fourth quarter. Changes were composed of $6.9 million of operating losses, $4.9 million in loan payments, and $2.3 million for working capital changes and other items; offset by $7.0 million raised from the Deerfield Management Keflex transaction and $3.1 million for non-cash expenses.

    -- The Balance Sheet at the end of 2007 reflected $2.0 million of unrestricted cash, cash equivalents and marketable securities, compared to $15.4 million as of year-end 2006. Following the fourth quarter of 2007, MiddleBrook completed a private placement of common stock and warrants resulting in the addition of $19.9 million of net proceeds to the Company.

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    FINANCIAL GUIDANCE
    Total revenue for 2008 is expected to be approximately $10 million to $12 million, resulting from Keflex product sales and assuming no generic competition to Keflex 750 mg capsules occurs during the year. Total cash used in operating activities and capital expenditures in 2008 is estimated to be between $17 and $19 million. These forecasts also assume no financial impact from the Company's recently approved MOXATAG product, pending the outcome of its ongoing strategic process.
    Assuming the Company's expectations for continued sales of its Keflex 750 mg product and anticipated level of R&D spending and other obligations, MiddleBrook believes that its current funds, together with expected Keflex product sales, will be sufficient to support its currently planned operations into 2009. These 2008 estimates are forward-looking statements that involve risks and uncertainties, and actual results could vary materially.

    CONFERENCE CALL
    The Company has scheduled a conference call for today, Tuesday, March 4, 2008 at 10:30 AM ET. During the call, Dr. Edward Rudnic, president and CEO, and Robert Low, vice president, finance and CFO, will discuss quarterly results and other corporate activities. Investors can call 1-800-813-8504 (domestic) and 1-706-643-7752 (international) prior to the 10:30 AM start time and ask for the MiddleBrook Pharmaceuticals conference call hosted by Dr.
Rudnic. A replay of the call will be available on Tuesday, March 4, 2008 beginning at 12:30 PM ET and will be accessible until Tuesday, March 11, 2008 at 5:00 PM ET. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international callers. The access number is 37507035.
    The conference call will also be broadcast simultaneously on the Company's website, www.middlebrookpharma.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the MiddleBrook website.

    About MiddleBrook Pharmaceuticals:
    MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK) is a pharmaceutical company focused on the development and commercialization of anti-infective drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front- loaded staccato bursts, or "pulses," are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, MiddleBrook has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(R). The Company currently markets the Keflex(R) brand of cephalexin and has received regulatory approval for MOXATAG(TM) - the first and only once-daily amoxicillin product approved for marketing in the U.S. For more on MiddleBrook, please visit www.middlebrookpharma.com.

    About MOXATAG:
    MOXATAG(TM) (amoxicillin extended-release) tablets are a once-a-day extended-release formulation of amoxicillin for oral administration consisting of three components: one immediate-release and two delayed-release. The three components are combined in a specific ratio to prolong the release of amoxicillin from MOXATAG compared to immediate-release amoxicillin. MOXATAG is intended to provide a lower treatment dose, once-daily alternative to currently approved penicillin and amoxicillin regimens for the treatment of adults and pediatric patients 12 years and older with tonsillitis and/or pharyngitis.

    About Keflex:
    Keflex(R) (cephalexin capsules, USP) is a first-generation cephalosporin antibiotic shown to be active against strains of both gram-positive and gram-negative aerobes in vitro and in clinical infections. Keflex is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. More information on Keflex and prescribing information are available at www.middlebrookpharma.com/products_antibiotics/keflex_antibiotics.aspx.

    This announcement contains historical financial information as of and for three-month and twelve-month periods ended December 31, 2007 and December 31, 2006 that is unaudited, and MiddleBrook assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation. The unaudited annual financial information is subject to audit by independent accountants on an annual basis following the close of each calendar year.

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    This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on MiddleBrook's current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's product development and commercialization schedule, including, particularly, future plans with respect to its Amoxicillin PULSYS products; any statements regarding Dr. Rudnic's comments and expectations concerning the Company; the Company's initiatives to develop improved antibiotics; the Company's existing and anticipated collaborative agreements; and any financial forecasts and projections for 2008 and thereafter included under the Financial Guidance section of this announcement.
    The actual results realized by MiddleBrook could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to
(1) raise additional capital and continue as a going concern, (2) maintain its Keflex 750 sales, (3) retain marketing approval for its MOXATAG product, (4) successfully reduce costs, (5) reach profitability, (6) prove that the preliminary findings for its product candidates are valid, (7) receive required regulatory approvals, (8) successfully conduct clinical trials in a timely manner, (9) establish its competitive position for its products, (10) develop and commercialize products that are superior to existing or newly developed competitor products, (11) develop products without any defects, (12) have sufficient capital resources to fund its operations, (13) protect its intellectual property rights and patents, (14) implement its sales and marketing strategy, (15) successfully attract and retain collaborative partners, (16) successfully commercialize and gain market acceptance for its Keflex products,
(17) successfully obtain sufficient manufactured quantities of its drug products at acceptable rates, and (18) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. MiddleBrook undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

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                        MIDDLEBROOK PHARMACEUTICALS, INC.

               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                             Three Months Ended         Twelve Months Ended
                                December 31,                December 31,
                              2007          2006          2007          2006

     Product sales       $2,858,573    $1,243,847   $10,456,700    $4,810,410

     Costs and expenses:
       Cost of product
        sales               712,311       381,836     2,576,954       899,601
       Research and
        development       3,472,544     6,273,581    21,957,708    25,973,844
       Selling, general
        and
        administrative    5,569,764     8,287,656    26,043,711    21,288,968
         Total expenses   9,754,619    14,943,073    50,578,373    48,162,413
     Loss from
      operations         (6,896,046)  (13,699,226)  (40,121,673)  (43,352,003)

     Interest income         61,587       147,764       543,442       895,685
     Interest expense       (55,352)     (218,633)     (584,276)     (510,651)
     Early extinguishment
      of debt              (224,048)            -      (224,048)            -
     Warrant expense     (2,100,000)            -    (2,100,000)            -
     Other income                 -             -        75,000       976,815
       Loss including
        noncontrolling
        interest         (9,213,859)  (13,770,095)  (42,411,555)  (41,990,154)
     Loss attributable
      to noncontrolling
      interest              162,189             -       162,189             -
     Net loss           $(9,051,670) $(13,770,095) $(42,249,366) $(41,990,154)

     Basic and diluted
      net loss per share     $(0.19)       $(0.44)       $(0.96)       $(1.38)

     Shares used in
      calculation of
      basic and diluted
      net loss per share 46,734,506    31,503,384    43,816,145    30,535,965

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                        MIDDLEBROOK PHARMACEUTICALS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                                        December 31,
                                                   2007               2006
                                     ASSETS
    Current assets:
      Cash and cash equivalents                $1,951,715        $14,856,738
      Marketable securities                           -              522,723
      Accounts receivable, net                    687,787            303,514
      Inventories, net                            687,933          2,077,390
      Prepaid expenses and other
       current assets                           1,142,905          1,682,685
        Total current assets                    4,470,340         19,443,050

    Property and equipment, net                10,928,659         11,764,627
    Restricted cash                               872,180            872,180
    Deposits and other assets                     174,965          1,548,585
    Intangible assets, net                      7,219,651          8,377,327
        Total assets                          $23,665,795        $42,005,769


                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

    Current liabilities:
      Accounts payable                         $1,659,752         $2,285,736
      Accrued expenses and advances             5,613,544          7,817,224
      Lines of credit and short term debt             -            6,888,889
      Note payable                                    -               75,000
      Deferred product revenue                        -              189,000
        Total current liabilities               7,273,296         17,255,849

    Warrant liability                           2,100,000                -
    Deferred contract revenue                  11,625,000         11,625,000
    Deferred rent and credit on lease
     concession                                 1,177,840          1,252,900
        Total liabilities                      22,176,136         30,133,749

    Noncontrolling interest                     7,337,811                -

    Commitments and contingencies
    Stockholders' equity (deficit):
      Preferred stock, undesignated                   -                  -
      Common stock, par value                     467,488            363,625
      Capital in excess of par value          189,019,188        164,593,930
      Accumulated deficit                    (195,334,828)      (153,085,462)
      Accumulated other comprehensive loss            -                  (73)
        Total stockholders' equity (deficit)   (5,848,152)        11,872,020
        Total liabilities and
         stockholders' equity (deficit)       $23,665,795        $42,005,769

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                        MIDDLEBROOK PHARMACEUTICALS, INC.

               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                    Year Ended December 31,
                                                   2007                2006
    Cash flows from operating activities:
      Net loss                                 $(42,249,366)     $(41,990,154)
      Adjustments to reconcile net income
       to net cash used in operating
       activities:
        Loss attributable to non-
         controlling interest                      (162,189)                -
        Depreciation and amortization             4,460,069         3,919,267
        Warrant expense                           2,100,000                 -
        Stock-based compensation                  1,931,439         3,404,063
        Deferred rent and credit on lease
         concession                                 (75,060)          (15,957)
        Amortization of premium on
         marketable securities                      (39,687)          204,525
        (Gain) or loss on disposal of fixed
         assets                                           -            23,185
        Advance payment for sale of Keflex                -        (1,000,000)
        Changes in:
          Accounts receivable                      (384,273)          574,751
          Inventories                             1,389,457        (1,857,939)
          Prepaid expenses and other current
           assets                                   539,780          (885,432)
          Deposits other than on property
           and equipment                            304,151           (30,096)
          Accounts payable                         (625,984)          599,249
          Accrued expenses and advances          (2,260,048)          534,236
          Deferred product and contract revenue    (189,000)          189,000
            Net cash used in operating
             activities                         (35,260,711)      (36,331,302)

    Cash flows from investing activities:
      Purchase of marketable securities          (5,867,519)      (13,764,736)
      Sale and maturities of marketable
       securities                                 6,430,000        24,355,000
      Purchases of property and equipment        (1,396,954)         (300,929)
      Deposits on property and equipment                  -          (250,000)
      Proceeds from sale of fixed assets                  -            25,000
      Change in restricted cash                           -           728,744
            Net cash (used in) provided by
             investing activities                  (834,473)       10,793,079

    Cash flows from financing activities:
      Proceeds from private placement of
       common stock and warrants,
       net of issuance costs                     22,412,260        16,735,804
      Proceeds from purchase of
       noncontrolling interest                    7,500,000                 -
      Proceeds from issuance of debt, net
       of issue costs                                     -         7,792,976
      Payments on lines of credit                (6,888,889)       (2,603,524)
      Proceeds from exercise of common
       stock options                                166,790           352,737
            Net cash provided by financing
             activities                          23,190,161        22,277,993
    Net decrease in cash and cash equivalents   (12,905,023)       (3,260,230)
    Cash and cash equivalents, beginning
     of period                                   14,856,738        18,116,968
    Cash and cash equivalents, end of period     $1,951,715       $14,856,738

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